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                                                                     EXHIBIT F-1
                                SOMMER & BARNARD
                              Attorneys at Law, PC
                               4000 Bank One Tower
                               111 Monument Circle
                           Indianapolis, Indiana 46204


                                                              January 25, 2000

Board of Directors
Vectren Corporation
20 N.W. Fourth Street
Evansville, Indiana 47741

Ladies and Gentlemen:

     We have acted as counsel to Vectren Corporation ("Vectren") and Indiana Energy, Inc. ("Indiana Energy") in connection with the negotiation and execution of the Agreement and Plan of Merger dated June 11, 1999, among Indiana Energy, SIGCORP, Inc. ("SIGCORP") and Vectren (the "Merger Agreement"). Upon the closing of the merger contemplated by the Merger Agreement, Vectren will acquire, directly or indirectly, all of the issued and outstanding voting securities of Indiana Gas Company, Inc., Richmond Gas Corporation, Terre Haute Gas Corporation and Southern Indiana Gas and Electric Company, Inc. ("SIGECO"). Each of Indiana Gas, Richmond Gas, Terre Haute Gas and SIGECO is a public utility company.

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that:

1. Vectren is duly incorporated and validly existing under the laws of the State of Indiana, with full power and authority (corporate and other) to own its properties and conduct its business as described in its Application/Declaration on Form U-1 filed with the SEC on November 24, 1999.

2. Vectren is not qualified as a foreign corporation in any jurisdiction and, to the best of our knowledge, the nature of Vectren's operations do not require it to be qualified in any jurisdiction.

3. Upon the closing of the merger as described in the Form U-1 and upon filing of Articles of Merger with the Secretary of State of Indiana, the merger will be effective in accordance with Indiana law.

4. Upon the closing of the merger and the issuance of Vectren common shares to the former shareholders of Indiana Energy and SIGCORP pursuant to the Merger Agreement, the Vectren common shares will be legally issued, fully paid and nonassessable.

5. Upon the closing of the merger, Vectren will legally acquire all of the issued and outstanding voting securities of Indiana Gas, Richmond Gas, Terre Haute Gas and Southern Indiana Gas.

     We consent to the filing of this opinion as an exhibit to Form U-1.

                                   Sincerely,



                                   SOMMER & BARNARD, PC